Exhibit 8.1

[Letterhead of Blank Rome LLP]

September 26, 2007

East Penn Financial Corporation
22 South 2nd Street
P.O. Box 869
Emmaus, PA 18049

Re:	Tax Opinion/Merger Agreement

Ladies and Gentlemen:

     We have acted as special tax counsel to East Penn Financial Corporation, a Pennsylvania corporation (“East Penn”), in connection with the merger (the “Merger”) of East Penn with and into HNC-EPF, LLC a Pennsylvania limited liability company (“Merger Sub”) and wholly-owned subsidiary of Harleysville National Corporation, a Pennsylvania corporation (“Harleysville”), pursuant to a Merger Agreement dated as of May 15, 2007, as amended by Amendment No. 1 to Merger Agreement dated August 29, 2007 (as so amended, the “Merger Agreement”) by and among (i) Harleysville; (ii) Merger Sub; (iii) East Penn and (iv) East Penn Bank, a Pennsylvania bank (“East Penn Bank”).  This opinion is being rendered at your request in accordance with Section 8.5 of the Merger Agreement.  All capitalized terms used herein, unless otherwise specified, have the meanings ascribed to them in the Merger Agreement.

     For the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (a) the Merger Agreement; (b) the Officer’s Certificates of East Penn and Harleysville attached hereto and (c) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  We have further assumed that the Merger will be consummated in accordance with the Merger Agreement and will be effective under applicable state law.  Finally, our opinion is issued in reliance that all statements, descriptions and representations contained in the above-referenced documents or otherwise made to us are true, correct and complete and will be as of the Effective Date.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant.

     Based upon and subject to the foregoing, we are of the opinion that:

     (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

     (ii) each of East

East Penn Financial Corporation
September 26, 2007

Penn and Harleysville will be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

     (iii) No gain or loss will be recognized by an East Penn Stockholder upon the exchange of East Penn Common Stock solely for Harleysville Common Stock, except with respect to cash in lieu of fractional shares. An East Penn Stockholder who exchanges East Penn Common Stock for a combination of cash and Harleysville Common Stock will (x) recognize gain in an amount equal to the lesser of (i) the gain realized as a result of such exchange and (ii) the cash received in the Merger and (y) not recognize any loss. If such exchange has the effect of a distribution of a dividend, then the amount of gain recognized that is not in excess of each East Penn Stockholder's share of undistributed earnings and profits of East Penn (and possibly Harleysville) will be treated as a dividend. The determination of whether the exchange has the effect of a distribution of a dividend will be made on a stockholder by stockholder basis in accordance with the principles set forth in Commissioner v. Clark, 489 US 726 (1989). If an East Penn Stockholder has exchanged multiple blocks of East Penn Common Stock for Harleysville Common Stock, gain or loss shall be determined separately for each block of East Penn Common Stock exchanged thereto. The opinion set forth in this Section (iii) applies solely to those East Penn Stockholders who hold their East Penn Common Stock as a capital asset pursuant to Section 1221 of the Code.

     (iv) The holding period of the Harleysville Common Stock that is exchanged for East Penn Common Stock will include the holding period of the shares of East Penn Common Stock exchanged for such shares of Harleysville Common Stock. The opinion set forth in ths Section (iv) applies solely to those East Penn Stockholders who hold their East Penn Common Stock as a capital asset pursuant to Section 1221 of the Code.

     (v) The section of the Registration Statement entitled “Certain Federal Income Tax Consequence” fairly presents the material United States federal income tax consequences of the Merger and, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

     (vi) No gain or loss will be recognized on the receipt of Harleysville common stock in exchange for East Penn common stock, except with respect to cash received in lieu of fractional shares;

     (vii) A holder’s aggregate tax basis in shares of HNC received will be equal to the holder’s aggregate tax basis in East Penn common stock, exchanged;

     (viii) A holder’s holding period in the shares of Harleysville received in the Merger will include the holder’s period of East Penn stock exchanged.

     This letter represents our view of the proper United States (“U.S.”) federal income tax treatment of the Merger based upon our analysis of the relevant U.S. federal income tax authorities as of the date hereof.  The opinion is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with the opinion.

     Our opinion is based upon the Code and its legislative history, the Treasury Regulations, judicial decisions of the federal courts interpreting the foregoing and current administrative rulings and practices of the Service, all as in effect on the date of this letter.  These authorities may be amended or revoked at any time.  Any changes may or may not be retroactive and could cause this opinion to be or become incorrect, in whole or in part.  There is and can be no assurance that such legislative, judicial or administrative changes will not occur in the future.  We expressly disclaim any obligation to update or modify this letter to reflect any developments that may impact the opinion from and after the date of this letter.  Other than the law described in the first sentence of this paragraph, we are not opining on the laws of any other jurisdiction (state, federal or foreign) including, without limitation, any other laws of the U.S.

     We are expressing our opinion only as to matters expressly addressed herein.  We are not expressing any opinion as to any other matters, or any other aspects of the transactions contemplated by this letter, whether discussed herein or not.  No opinion should be inferred as to any other matters, including without limitation, any other U.S. federal income tax issues with respect to the Merger or any related transactions or any state, local or foreign tax treatment of the Merger or any related transactions.

     Our opinion is dependent upon the accuracy and completeness of the facts and assumptions referenced above.  We have relied upon those facts and assumptions without any independent investigation or verification of their accuracy or completeness.  Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.

     The opinion expressed herein has been issued solely for your benefit in connection with the closing of the transactions contemplated by the Merger Agreement, and may not be (a) utilized or relied upon by you for any other purpose or (b) utilized, relied upon or quoted by any Person other than you, or distributed or discussed, without, in each instance, the prior written consent of a partner of this Firm; provided, however, we do hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Blank Rome LLP in the prospectus constituting a part of the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger,” without admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration

East Penn Financial Corporation
September 26, 2007

Statement, including this exhibit.  The opinion expressed herein is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.  This opinion letter is not a guarantee and should not be construed or relied on as such.

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     Any discussion of federal tax issues contained herein is not intended or written to be used as tax advice.  To ensure compliance with IRS Circular 230, you are hereby notified that: (A) any discussion of federal tax issues in this letter is not intended or written to be used, and it cannot be used by any person, for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (B) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (C) you should seek advice based on your particular circumstances from an independent tax advisor.  This disclosure is made in accordance with the rules of Treasury Department Circular 230 governing standards of practice before the Service.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP